Exhibit 99.1

World Fuel Services Corporation Announces Renewal of Share Repurchase Program and Regular Quarterly Cash Dividend

MIAMI--(BUSINESS WIRE)--October 4, 2017--World Fuel Services Corporation (NYSE:INT) today announced that its Board of Directors has renewed the company’s share repurchase program, authorizing the purchase of up to $100 million in common stock. This board action replaces the previously announced September 2016 share repurchase authorization.

Share repurchases may be made from time to time in the open market or through privately negotiated transactions. The timing and amount of shares to be repurchased under the program will depend on market conditions, share price, securities law and other legal requirements and factors. The program does not require the purchase of any minimum number of shares, has no expiration date and may be suspended or discontinued at any time without prior notice.

In addition, the Company’s Board of Directors also declared its quarterly cash dividend of $0.06 per share payable on November 6, 2017 to shareholders of record on October 16, 2017.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global energy management company involved in providing energy procurement advisory services, supply fulfillment and transaction and payment management solutions to commercial and industrial customers, principally in the aviation, marine and land transportation industries. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer
or
Glenn Klevitz, 305-428-8000
Vice President, Assistant Treasurer